Exhibit 3.2

AMENDMENT TO THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF EF HUTTON ACQUISITION CORPORATION I

December 12, 2023

EF Hutton Acquisition Corporation I, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “EF Hutton Acquisition Corporation I” The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on March 3, 2021. The Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was filed with the Secretary of State of Delaware on September 8, 2022.

2. This Amendment to the Amended and Restated Certificate amends the Amended and Restated Certificate.

3. This Amendment to the Amended and Restated Certificate was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. The text of Paragraph D of Article FIFTH is hereby deleted in its entirety.

IN WITNESS WHEREOF, EF Hutton Acquisition Corporation I has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.

EF Hutton Acquisition Corporation I

By:	/s/ Benjamin Piggott
Name:	Benjamin Piggott
Title:	Chief Executive Officer